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                                                                     Exhibit 4.9



                                [DIRECTOR'S NAME]
                    STOCK APPRECIATION RIGHTS AWARD AGREEMENT
                        UNDER THE CORRPRO COMPANIES, INC.
                          2001 NON-EMPLOYEE DIRECTORS'
                         STOCK APPRECIATION RIGHTS PLAN

                                  (THE "PLAN")
                               as of May 17, 2001

     The provisions of this Agreement govern the award of Stock Appreciation Rights ("SARs") granted as of May 17, 2001 to [DIRECTOR'S NAME] ("Director"), under the Plan. Terms not defined in this agreement shall have the meanings as defined in the Plan.

SECTION 1 - SARS GRANTED. The Company hereby grants to Director 10,000 SARs.

SECTION 2 - TERM. The SARs granted by this Agreement shall terminate on May 17, 2006. SARs may terminate earlier as otherwise provided in this Agreement or in the Plan.

SECTION 3 - EXERCISEABILITY. Subject to the provisions of Sections 7 and 10 below, the SARs shall automatically be exercised on May 17, 2006 and may not be exercised before then.

SECTION 4 - EXERCISE PRICE. The SAR Exercise Price shall be $2.10 per SAR.

SECTION 5 - PAYMENT ON EXERCISE. Upon exercise of an SAR, subject to the provisions of the Plan, the Company will pay Director in cash an amount (the "Spread") equal to (i) the excess of the Fair Market Value Price over the SAR Exercise Price multiplied by the (ii) number of shares represented by the SAR or portion thereof being exercised.

SECTION 6 - TAXES. Upon exercise, the Company shall have the right to withhold from the payments made upon exercise of the SARs, the amount of any applicable withholding taxes.

SECTION 7 - CERTAIN EVENTS. (a) Termination of Directorship. Unless otherwise determined by the Board, upon the death, disability, resignation, removal, or other discontinuance of service of Director as a director before May 17, 2006, the Board, at its sole discretion, may deem Director's SARs to be exercised. Upon such determination, the Spread shall be paid in a lump sum within twenty business days of such determination.

SECTION 8 - NON-TRANSFERABILITY. The SARs granted hereunder shall not be transferable other than: (a) by will or the laws of descent and distribution, or
(b) pursuant to a qualified domestic relations order, as defined in the Internal Revenue Code or Employee Retirement Income Security Act or the rules thereunder, or (c) to Permitted Transferees.


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Director  Stock Appreciation Rights Agreement
May 17, 2001
Page 2 of 2


SECTION 9 - ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of changes in all of the outstanding shares of Common Stock by reason of events described in Section 6.2 of the Plan, the number of SARs evidenced by this Agreement and SAR Exercise Price and other applicable provisions, may, subject to the provisions of the Plan, be equitably adjusted by the Board.

SECTION 10 - CHANGE IN CONTROL. In the case of a merger, consolidation, or other event described in Section 7.3 of the Plan, the SARs shall be subject to the provisions set forth in Section 7.3 of the Plan.

SECTION 11 - NOTICES. Notice to the Company under this Agreement shall be addressed to the Company's Secretary, 1090 Enterprise Drive, Medina, Ohio 44256. Notices to Director shall be addressed to the address provided by Director. Either party may designate in writing another address for notices.

SECTION 12 - BINDING EFFECT. This Agreement and the provisions of the Plan shall be binding upon Director and Director's executors, administrators, representatives and assigns, and upon the Company and its successors and assigns. This Agreement is subject to the terms of the Plan and, for purposes of interpretation, the provisions of the Plan shall be considered to supercede inconsistent provisions of this Agreement.



______________________________
Director


Corrpro Companies Inc.

______________________________

By: __________________________

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                             CORRPRO COMPANIES INC.

                          2001 NON-EMPLOYEE DIRECTORS'

                         STOCK APPRECIATION RIGHTS PLAN


         1. PURPOSE. The purpose of the Corrpro Companies, Inc. 2001 Non-Employee Directors' Stock Appreciation Rights Plan (the "Plan") is to aid Corrpro Companies, Inc. (the "Company") in aligning more closely the compensation of the Company's eligible directors with the performance of the Company and the interests of its shareholders and in retaining directors of outstanding competence, dedication and loyalty. Consistent with this objective, the Plan provides for the grant to non-employee directors of Stock Appreciation Rights ("SARs") pursuant to the terms and conditions hereinafter set forth.

         2. EFFECTIVE DATE. The Plan was approved by the Board of Directors of the Company (the "Board of Directors") and became effective on May 17, 2001 (the "Effective Date").

         3. ADMINISTRATION. The Plan shall be administered by the Board of Directors or such Committee appointed by the Board of Directors (the "Board"). Any such Committee will consist of three or more directors, all of whom are "non-employee directors" within the meaning of Rule 166-3 under the Securities Exchange Act of 1934, and who may also be eligible to participate in the Plan.

         4. ELIGIBILITY. SARs under the Plan shall be granted only to persons who, as of the Effective Date, are directors of the Company and who are not employees of the Company or its subsidiaries (each such person referred to herein as a "Director"). No SARs under the Plan shall be granted to any person who is an employee of the Company or its subsidiaries.

         5. GRANT OF SARS.

                  5.1 On the Effective Date, each Director shall be granted 10,000 SARs.

                  5.2 All SARs granted pursuant to the Plan shall have an SAR Exercise Price determined pursuant to Section 7.1 hereof.

         6. AVAILABLE SARS

                  6.1 The stock underlying to the SARs granted under the Plan shall be the Common Stock of the Company ("Common Stock"). Each SAR shall be deemed to equal one share of Common Stock, and except as otherwise required or permitted by Section 6.2, the aggregate number of SARs that may be granted under the Plan shall not exceed 30,000.

                  6.2 The aggregate number of SARs subject to the provisions of the Plan and to each award of SARs hereunder shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from any stock dividend, stock split or similar event and may, in the sole discretion of the Board, be similarly adjusted for any other capital adjustment (including a reclassification of shares or recapitalization, merger,


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Corrpro Companies Inc.
2001 Non-Employee Directors' Stock Appreciation Rights Plan


consolidation or reorganization of the Company) or the distribution to holders of shares of Common Stock of rights, warrants, dividends, assets or evidences of indebtedness.

         7. TERMS AND CONDITIONS OF SARS. Each award of SARs made under the Plan shall be evidenced by a written agreement between the Company and the Director in such form or forms as the Board, from time to time, shall prescribe, which shall comply with and be subject to the terms and conditions of this Section 7. In addition, the Board may, in its absolute discretion, include in any such grant other terms, conditions and provisions that are not inconsistent with the express provisions of the Plan.

                  7.1 SAR Exercise Price. The price at which each SAR shall be granted on the Effective Date shall be $2.10. The price at which an SAR is granted is the "SAR Exercise Price." Notwithstanding the foregoing, if the number of SARs subject to the Plan and awards hereunder is adjusted pursuant to
Section 6.2 hereof, a corresponding adjustment shall be made to the SAR Exercise Price.

                  7.2 Duration of SARs. Each SAR granted under the Plan shall expire and all rights pursuant thereto shall cease on May 17, 2006, subject only to payment under Section 7.4.

                  7.3 Merger, Consolidation, and other events. If the Company shall, pursuant to action by its Board of Directors, at any time propose to merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets to another corporation and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding SARs or for substitution of new SARs therefore, then the Board shall cause written notice of the proposed transaction to be given to each Director not less than twenty days prior to the anticipated effective date of the proposed transaction, and each Director shall have the right to exercise his or her SARs. Each Director, by so notifying the Company in writing, may in exercising his or her SARs condition such exercise upon, and provide that such exercise shall become effective at the time of, or immediately before, the consummation of the transaction. If the transaction is consummated, each SAR, to the extent not previously exercised on or before the date specified in the foregoing notice of the transaction, shall terminate on the effective date of such consummation; provided that such aforementioned notice is properly and timely given. If the transaction is abandoned, any SAR not exercised shall continue to be available for exercise in accordance with other provisions of the Plan as if the transaction had never been proposed.

                  7.4 Exercise of SARs. Except as otherwise (or deemed exercise) provided in this Plan, all SARs shall be deemed exercised on May 17, 2006 and may not be exercised before then. Upon exercise of an SAR by a Director, the Company will pay the Director in cash an amount (the "Spread") equal to (i) the excess of the Fair Market Value Price over the SAR Exercise Price multiplied by the (ii) number of shares represented by the SAR or portion thereof being exercised. The "Fair Market Value Price" shall be the average of the closing prices per share of Common Stock for the thirty consecutive trading days immediately preceding the date of exercise as reported on the New York Stock Exchange Composite Tape (or the principal market on which the Common Stock is then traded, if the Common Stock is not listed on such exchange at any time during such thirty day period; or if the Common Stock is not publicly traded, then the Fair Market Value Price shall be the Fair Market Value per share of Common

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Corrpro Companies Inc.
2001 Non-Employee Directors' Stock Appreciation Rights Plan


Stock as determined by the Board). Payment by the Company upon exercise of an SAR shall be in the manner provided below.

                    7.4.1 Unless a Director has otherwise elected, the Company shall pay 100% of the Spread in cash to the Director, subject to any applicable tax withholding provisions, within twenty business days after the exercise of the SAR.

                    7.4.2 A Director may elect to have the Spread paid in cash in periodic installments, subject to any applicable tax withholding provisions in accordance with such election form as approved by the Board. Interest on any unpaid Spread will accrue at the prime or base rate of interest (without incremental margins) as charged by the Company's principal lenders.

                  7.5 Nontransferability. SARs shall not be transferable, other than: (a) by will or the laws of descent and distribution, and an SAR may be exercised, during the lifetime of the Director, only by or on (or a beneficiary designation, approved by the Board, in the event of death) behalf of the holder, or in the event of death, the Director's Successor, or in the event of disability, the Director's personal representative; or (b) pursuant to a qualified domestic relation order, as defined in the Internal Revenue Code or Employees Retirement Income Security Act or the rules thereunder; or (c) to a Permitted Transferee after notice to the company upon terms and conditions that may be imposed by the Board. For purposes hereof, "Permitted Transferees" means
(i) the spouse, children or grandchildren of a Director, (ii) any trustees of any trust made by the Director primarily for the benefit of any of such persons identified in clause (i) or for the benefit of the Director, (iii) a corporation or other entity in which the Director owns a controlling interest, and (iv) the beneficiaries of any trust described in clause (ii).

                  7.6 Termination of Service as a Director. Unless otherwise determined by the Board, upon the death, disability, resignation, removal, or other discontinuance of service of a Director as a director before May 17, 2006, the Board, in its sole discretion may deem such Director's SARs to be exercised. Upon such determination, the Spread shall be paid in a lump sum within twenty business days of such determination to such Director.

                  7.7 No Rights as Stockholder or to Continue as a Director. No Director shall have any rights as a stockholder of the Company with respect to any shares of Common Stock underlying any SAR, and neither the Plan nor any SAR granted under the Plan shall confer upon a Director any right to continue to serve as a director.

         8. TERM OF THE PLAN. Unless the Plan has been sooner terminated pursuant to Section 9 hereof, the Plan shall terminate on May 17, 2006. The provisions of the Plan, however, shall continue thereafter to govern payment of all SARs theretofore granted.

         9. AMENDMENT AND TERMINATION OF PLAN. The Board of Directors at any time may terminate or suspend the Plan or amend it or any outstanding award under the Plan from time to time in such respects as it deems desirable; provided that, no termination of or amendment to the Plan shall adversely affect the rights of any participant without the consent of such participant, as the case may be.